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                                                                    Exhibit 10.1

                                                                  EXECUTION COPY

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                               AMENDMENT AGREEMENT

     This amendment (this "2007 Amendment") to the Amended and Restated Strategic Alliance Agreement dated as of April 2, 2002 (the "2002 Agreement") by and between PENWEST PHARMACEUTICALS CO., a corporation organized and existing under the laws of the State of Washington, with its principal place of business at 39 Old Ridgebury Road, Danbury, Connecticut 06810 ("Penwest"), and ENDO PHARMACEUTICALS INC., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 100 Painters Drive, Chadds Ford, Pennsylvania 19317 ("Endo"), is entered into by and between Penwest and Endo this 7th day of January, 2007.

     WHEREAS, pursuant to the 2002 Agreement, Penwest and Endo have developed and commercialized the Product, (as defined in the 2002 Agreement);

     WHEREAS, under the terms of the 2002 Agreement, Endo is required to pay Royalties (as defined in the 2002 Agreement) to Penwest with respect to the Product based on Net Realization (as defined in the 2002 Agreement) and other factors set forth in the 2002 Agreement;

     WHEREAS, certain disagreements have arisen between Penwest and Endo regarding the calculation of Royalties and other matters relating to the parties' respective rights and obligations under the 2002 Agreement; and

     WHEREAS, in order to resolve their differences and for other reasons, the parties desire to modify the 2002 Agreement to provide that Royalties be calculated based on net sales of the Product in the United States and to change certain related provisions of the 2002 Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions herein set forth, the receipt and sufficiency of which consideration are hereby acknowledged, the parties agree as follows:

1.   DEFINITIONS

     Capitalized terms used in this 2007 Amendment and not defined in this 2007 Amendment shall have the meanings ascribed to them in the 2002 Agreement.

2.   NET SALES DEFINITION

     The Definitions Exhibit to the 2002 Agreement is hereby amended by inserting immediately following Section 1.44 of the Definitions Exhibit to the 2002 Agreement the following:

     "1.45 "U.S. Product Net Sales" shall mean the gross amount invoiced by Endo and its Affiliates and sublicensees for the sale or other disposition of the Product to independent third parties in the United States less the following amounts, in each


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          case determined in accordance with generally accepted accounting principles as consistently applied to all products of Endo: (i) discounts, including cash discounts, discounts to managed care or similar organizations or government organizations, rebates paid, credited, accrued or actually taken, including government rebates such as Medicaid chargebacks or rebates, and retroactive price reductions or allowances actually allowed or granted from the invoiced amount, and commercially reasonable and customary fees paid to distributors;
          (ii) credits or allowances actually granted upon claims, rejections or returns of such sales of Product, including recalls, regardless of the party requesting the claim, rejection, or return; and (iii) provisions for actual uncollectible accounts.

     1.46 "2007 Amendment" shall mean that certain Amendment Agreement dated as of January 7, 2007 by and between Penwest and Endo.

     1.47 "2007 Amendment Effective Date" shall mean January 7, 2007."

3.   CERTIFICATION EXCESS

     3.1 The 2002 Agreement is hereby amended by deleting Section 3.5.3 of the 2002 Agreement in its entirety and inserting the following new Section 3.5.3 in its place:

     "3.5.3 In view of Penwest having elected, as of March 18, 2003, not to participate further in the U.S. Certification Period, Section 6.7 shall apply and the other provisions of this Agreement shall remain in effect in accordance with their terms and the terms of Section 6.7; provided, however, that, as the U.S. Certification Period ended prior to the 2007 Amendment Effective Date and the parties have agreed that the Certification Excess arising from the U.S. Certification Period shall be deemed to be $28,000,000 and shall not be subject to further adjustment, audit or dispute between the parties, and Endo shall have the right to recoup such Certification Excess solely through the Royalty reduction mechanism set forth in the immediately following sentence. Commencing at such time as cumulative Royalties otherwise (i.e., without giving effect to Section 4.5.2) payable to Penwest pursuant to Section 4.5.1 exceed $41,000,000, Endo shall pay Penwest fifty percent (50%) of the Royalties otherwise due under Section 4.5.1 until Endo has thereby recouped the $28,000,000 total Certification Excess."

     3.2 The parties hereby agree that the Certification Excess with respect to the Product and the Certification Period for the Product in the United States shall equal $28,000,000; that such amount shall not be subject to further adjustment, audit or dispute between the parties; that neither of the parties shall have any obligation under Section 3.7 of the 2002 Agreement, including without limitation, no obligation on the part of Endo to issue invoices under
Section 3.7; and that Penwest's sole and exclusive liability with respect to the Certification Excess with respect to the U.S. Certification Period and the expenditures, costs and other resources devoted by the parties to U.S. Certification Tasks during the Certification Period is the reduction in Royalties payable by Endo to Penwest set forth in Section 3.5.3 of the 2002 Agreement, as


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amended by this 2007 Amendment; provided, however, that, for the sake of clarity, the parties further acknowledge and agree that all amounts previously borne or paid by Penwest with respect to the U.S. Certification Period shall not be remitted to or otherwise recoupable by Penwest.

4.   ROYALTIES AND OTHER PAYMENTS

     4.1 The 2002 Agreement is hereby amended by deleting Section 4.5 in its entirety and inserting the following new Section 4.5 in its place:

     "4.5 Royalties; Recoupment of Certification Excess.

          4.5.1 U.S. Product Net Sales. With respect to Product sold or otherwise disposed of in the United States in a calendar year, Endo hereby agrees to pay to Penwest Royalties equal to the following percentages of such calendar year U.S. Product Net
               Sales:

               Calendar Year                            Royalty Rate (as a percentage
               U.S. Product Net Sales                   of U.S. Product Net Sales)
               ----------------------                   -----------------------------
               Amounts less than $150,000,000           22%

               Amounts greater than or equal to         25%
               $150,000,000 and less than $[**]

               Amounts greater than or equal to $[**]   [**]%
               and less than $[**]

               Amounts greater than or equal to $[**]   [**]%
               and less than $[**]

               Amounts greater than or equal to $[**]   [**]%
               and less than $1,000,000,000

               Amounts greater than or equal to         30%
               $1,000,000,000

          4.5.2 Notwithstanding Section 4.5.1, the first $41,000,000 in cumulative Royalties otherwise payable by Endo to Penwest pursuant to Section 4.5.1 (including, for purposes of clarity, Royalties on all U.S. Product Net Sales commencing with the commercial launch of the Product in 2006) shall not be payable and the corresponding U.S. Product Net Sales shall be excluded from Endo's Royalty obligations under Section 4.5.1; provided, however, that such corresponding U.S. Product Net Sales shall not be excluded from the calculation of Calendar Year U.S. Product Net Sales for purposes of calculating the Royalty rate under
               Section 4.5.1 or of Calendar Year U.S. Product Net Sales for purposes of Section 4.10. Any


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

               exclusion pursuant to this Section 4.5.2 shall be reflected in the statements provided for in Section 4.7.

          4.5.3 With respect to Product sold or otherwise disposed of in the Territory outside the United States, Endo hereby agrees to pay to Penwest Royalties equal to the Applicable Percentage of the relevant Net Realization from all units of the Product sold by Endo and its distributors and licensees in the Territory outside the United States; provided that unless otherwise agreed by the parties, development and commercialization of the Product in the Territory outside the United States shall be subject to Section 5.1(c) of the 2007 Amendment.

          4.5.4 Bundling; Certain Other Sales. Endo, its Affiliates and sublicensees shall be permitted to bundle the Product together with any other product(s) in any sale or transfer of the Product; provided however that the revenues from such product bundles shall be equitably allocated and none of Endo, its Affiliates or sublicensees shall disproportionately discount the Product compared to the other product(s) in the bundle. None of Endo, its Affiliates or sublicensees shall make commercial sales of the Product to independent third parties except in arm's-length transactions for monetary consideration.

     4.2 The 2002 Agreement is hereby amended by deleting Section 4.6.1 in its entirety and inserting the following new Section 4.6.1 in its place:

          "4.6.1 Endo has agreed to make the payments specified in Section 4.5 hereof, which payments shall be deemed allocable one-third for Penwest's anticipated contributions of know-how, resources, time and money, and two-thirds to the licenses contained in Sections 6.3.1, 6.5, 6.6, 6.9.2 and 6.11 hereof. Royalties shall be paid in accordance with Section 4.5 hereof, irrespective of whether any Penwest Patents or patents on Penwest Product Technology cover the Product; provided, however, that in the event of an occurrence of a condition set forth in Section 6.7 (b) or (c) hereof, but subject (in the case of Section 6.7(c) hereof) to the provisions of Section 5.10 hereof, Endo shall be obligated to pay to Penwest only that portion of the Royalties that are allocated to the licenses in Section 6.3.1, 6.5, 6.6, 6.9.2 and 6.11 hereof as described above (i.e., the Net Realization or U.S. Product Net Sales in the applicable nation shall be reduced by one-third prior to the calculation of the proportion thereof to be paid to Penwest as Royalties hereunder); and provided further that if there are any U.S. Product Net Sales from the Product sold in the United States to which no license to U.S. Penwest Patents or to U.S. Penwest Product Technology Patents (including patent applications, as if patents had issued thereon) is applicable to the making, using, sale, offer for sale, or import thereof, such U.S. Product Net Sales shall be reduced by one-third prior to the calculation of the proportion thereof to be paid to Penwest as Royalties


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               hereunder (it being agreed that any such reduction in U.S.
               Product Net Sales shall not reduce U.S. Product Net Sales for purposes of calculating the Royalty Rate under Section 4.5.1 or U.S. Product Net Sales under Section 4.10). For clarity and without limiting the provisions of Section 5.10, no royalty reduction shall apply as a result of the occurrence of a condition set forth in Section 6.7(a) and, in any case, the maximum royalty reduction under this Section 4.6.1 shall be a one-third reduction, regardless of whether multiple bases for a royalty reduction hereunder occur."

     4.3 The 2002 Agreement is hereby amended by deleting Section 4.7 in its entirety and inserting the following new Section 4.7 in its place:

          "4.7 Timing of Royalty Payments. All Royalties shall be due quarterly within 60 days following the end of each calendar quarter for Net Realization and/or U.S. Product Net Sales in such calendar quarter. Each payment shall be accompanied by a statement of Net Realization and/or U.S. Product Net Sales for the quarter and the calculation of the Royalties payable hereunder. In addition, within twenty (20) days following the end of each calendar quarter, an estimated statement of Net Realization and/or U.S. Product Net Sales for the quarter and the calculation of estimated Royalties for such completed quarter payable hereunder shall be provided by the party paying Royalties. Notwithstanding the foregoing, (a) all Royalties due for calendar year 2006 shall be due within sixty (60) days following the end of calendar year 2006 and shall be accompanied by a statement of Net Realization and/or U.S. Product Net Sales for the year and the estimated statement of Net Realization and/or U.S. Product Net Sales for the year shall be provided to Penwest within twenty (20) days following the end of such year, and (b) the statements and calculations required under this Section 4.7 shall be provided to Penwest, whether or not any Royalties are actually due hereunder as a result of the operation of Section 4.5.2. All Royalties and all other amounts payable under this Agreement will bear interest at the rate of one and one-half percent (1.5%) per month (or the maximum interest allowable by applicable law, whichever is less), from the thirty-first (31st) day after the date due through the date of payment. Notwithstanding the foregoing, if any adjustments or inaccuracies in the amounts paid or payable are determined by the auditors of either Penwest or Endo in their review of financial results as provided in Section 4.8 hereof, and the other party agrees to such adjustment, such adjustments for the immediately preceding quarter may be reconciled and described in the next due written report and the Royalty payment then next due shall be adjusted to reflect the determination of such auditors and such agreement."

     4.4 The 2002 Agreement is hereby amended by inserting the following new
Section 4.10 immediately following Section 4.9 of the 2002 Agreement:


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     "4.10 Success Payments. Endo will make each of the following non-creditable, one-time success payments to Penwest within sixty (60) days following the end of the calendar quarter in which the corresponding event first occurs during the term of this Agreement:

          Event                           Success Payment
          -----                           ---------------
          Calendar year U.S. Product
          Net Sales exceed $400,000,000   $15,000,000

          Calendar year U.S. Product
          Net Sales exceed $[**]          $25,000,000

          Calendar year U.S. Product
          Net Sales exceed $[**]          $50,000,000"

     4.5 The 2002 Agreement is hereby amended by inserting the following new
Section 4.11 immediately following Section 4.10 of the 2002 Agreement, as amended by this 2007 Amendment:

     "4.11 Milestones and Licensing Fees from Sublicensing in the United States.
     (a) Endo shall, within 60 days following the receipt by Endo or any of its Affiliates of any license fees and milestone payments in connection with the licensing or sublicensing of the Product in the United States(or other amounts included in Applicable Sublicense Consideration as provided below), other than royalties received from the licensee or sublicensee based on Product sales by the licensee or sublicensee and any amounts received by Endo or its Affiliates expressly reflecting payment or reimbursement by the licensee or sublicensee of Endo's or its Affiliates' actual fully allocated cost in performing activities or services pursuant to such license or sublicense after the effective date thereof (such license fees and milestone payments, collectively, "Applicable Sublicense Consideration"), pay Penwest [**] of all Applicable Sublicense Consideration. Applicable Sublicense Consideration shall also include any amounts received by Endo or any of its Affiliates for the sale of debt or equity securities in excess of the fair market value thereof and any payment or reimbursement amounts received by Endo or any of its Affiliates for costs incurred by Endo or its Affiliates in performing activities or services pursuant to such license or sublicense in excess of Endo's or its Affiliates' actual fully allocated cost therefor. The obligations and rights of Endo and Penwest under Section 4.8, including without limitation, with respect to recordkeeping and audit rights, shall apply to Applicable Sublicense Consideration and the derivation of Applicable Sublicense Consideration.

     (b) Endo shall, within 14 days of the execution of any agreement for the licensing or sublicensing of the Product in the United States, provide Penwest with a copy of such agreement. Penwest acknowledges and agrees that any such agreement provided to Penwest shall constitute confidential information of Endo for purposes of Section 10.1 of


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     this Agreement."

5.   ALLIANCE COMMITTEE AND MARKETING PLANS

     5.1 The parties acknowledge and agree that:

               (a) nothing in the 2002 Agreement, as amended by this 2007 Amendment, shall be construed as providing, or shall provide the Alliance Committee or Penwest with any oversight or decision-making authority with respect to the marketing, promotion and sale by Endo of, or other activities of Endo with respect to, the Product in the United States; and

               (b) notwithstanding anything in Section 1.25 of the Definitions Exhibit to the 2002 Agreement to the contrary, the Manufacturing and Marketing Plan(s) with respect to the Product in the United States shall not be subject to adoption or approval by Penwest or the Alliance Committee.

               (c) in connection with the above Sections 5.1(a) and 5.1(b), and notwithstanding anything to the contrary in the 2002 Agreement, the 2002 Agreement is hereby amended in its entirety to give effect to the following terms (and to the extent there is any inconsistency between the 2002 Agreement as amended by this 2007 Amendment and the following terms, the following terms shall control):

                    (i) the parties acknowledge and agree that there will be no further Certification Periods anywhere in the Territory and that further development and commercialization of the Product in the Territory outside the United States, if any, shall be accomplished through licensing of the development and commercialization activities relating to the Product to third parties selected by mutual agreement of the parties;

                    (ii) the parties acknowledge and agree that any fees, royalties, payments, or other revenue received by the parties with respect to the Product through the licensing activities for the Product outside the United States ("Licensing Revenue") contemplated under the foregoing clause (i) shall be divided equally between the parties after payment of any third-party expenses associated with entering into such licenses, and the receiving party will remit to the other party such other party's share of such Licensing Revenue within thirty (30) days of receiving any such Licensing Revenue;

                    (iii) the parties acknowledge and agree that there shall be no Minimum Net Realization applicable to Endo's or its Affiliates' or sublicensee's activities relating to the Product anywhere in the Territory, and all references (express or implied) relating to Minimum Net Realization in the 2002 Agreement or this 2007 Amendment shall have no effect; and

               (d) For the avoidance of doubt, Section 6.4 of the 2002 Agreement shall continue to operate as it did immediately prior to the 2007 Amendment Effective Date.

     5.2 Endo hereby agrees that (a) on an annual basis, at least thirty (30) days prior to the start of each calendar year, Endo shall provide to Penwest a Manufacturing and Marketing Plan


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with respect to the Product in the United States for such calendar year and (b)
it shall provide quarterly updates to such Plan to Penwest within thirty (30) days of the start of each of the first, second and third calendar quarter of each calendar year.

6.   MISCELLANEOUS.

     6.1 Except as set forth herein, no other portion of the 2002 Agreement is hereby amended and the terms of the 2002 Agreement shall continue in full force and effect. The parties agree that all references in the 2002 Agreement to "this Agreement" shall be deemed to include the provisions of this 2007 Amendment.

     6.2 This 2007 Amendment, together with the 2002 Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral between the parties hereto with respect to the subject matter hereof.

     6.3 This 2007 Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns; provided, however, that except (i) as permitted under this 2007 Amendment or the 2002 Agreement, or (ii) as part of the transfer of all or substantially all assets to a single buyer or pursuant to a merger or other corporate reorganization, neither party shall assign or delegate any of its rights or obligations hereunder at any time without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

     6.4 Any terms of this 2007 Amendment may be amended, modified or waived only in a writing signed by both parties.

     6.5 This 2007 Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its conflict of laws rules.

     6.6 The parties acknowledge that they intend to issue a joint press release regarding the subject matter of this 2007 Amendment. Neither party shall issue any press release or make any public announcements regarding the subject matter of this 2007 Amendment and related provisions of the 2002 Agreement, as amended hereby, without the prior written consent of the other party, which will not be unreasonably withheld; provided, however, that notwithstanding the foregoing, either party shall have the right to issue press releases and to make public announcements regarding the subject matter of this 2007 Amendment and related provisions of the 2002 Agreement, as amended hereby, without the consent of the other party in order to comply with disclosure obligations that are imposed by applicable law, regulation or legal process, including without limitation by rules and regulations under applicable securities laws and by rules and regulations of any stock exchange or NASDAQ, provided that the party complying with any such disclosure requirement shall, if practicable, provide the other party with an opportunity to review and comment on the content of any such disclosure, to the extent such content has not previously been disclosed publicly.


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IN WITNESS WHEREOF, Penwest and Endo have executed this 2007 Amendment effective as of the date first written above.

PENWEST PHARMACEUTICALS CO.             ENDO PHARMACEUTICALS INC.


By: /s/ Jennifer Good                   By: /s/ Peter A. Lankau
    ---------------------------------       ------------------------------------
Printed Name: Jennifer Good             Printed Name: Peter A. Lankau
Title: President and CEO                Title: President and CEO


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